EXHIBIT 11.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Offering Statement, as amended, of Landa App 2 LLC on Form 1-A of our report dated August 9, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Landa App 2 LLC as of June 15, 2021 (“Inception”) which report appears in the Prospectus, which is part of this Offering Circulate. We also consent to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 8, 2021